Exhibit 10.27

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into this 11th day of June 2003, by and between Anthony Sanfilippo and Knight Trading Group, Inc., a Delaware corporation, having its principal place of business at 525 Washington Boulevard, Jersey City, New Jersey 07310 (hereinafter referred to as “Knight”). Upon execution by the parties, the following terms shall apply:

1.	Mr. Sanfilippo understands and agrees that his active employment will end no later than June 15 and that from that date to August 1, he will be available for transition and consultation. His employment will end completely as of August 1, 2003 (hereinafter referred to as the “Termination Date”). He will not receive salary after the June 15th payroll, but will continue to receive benefits through August 1, 2003.

2.	In addition to this separation agreement and release, on August 1, 2003 Knight shall pay Mr. Sanfilippo $62,500 and on that date Mr. Sanfilippo agrees he shall deliver a release in the form of paragraph 4 below covering the period from the time of execution of this agreement through and including August 1. Except as set forth herein, no other cash compensation or severance shall be paid in connection with the end of Mr. Sanfilippo’s employment.

3.	Mr. Sanfilippo’s medical and dental coverage will cease effective August 31, 2003. In exchange for the execution of this Agreement, Knight will reimburse the COBRA costs for continuation of medical and/or dental coverage for 4 months from the end of regular coverage provided you seek reimbursement from Knight within six months of the Effective Date.

4.	As a material inducement to Knight to enter into this Agreement, Mr. Sanfilippo, for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Releasor”), hereby forever fully releases, discharges and acquits Knight, any and all of its affiliates and related entities, parent, divisions, employee benefit plans, successors and assigns and its and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, predecessors, and investors from any and all claims, charges, demands, sums of money, actions, rights, cause of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which may have had, claims to have had, now has, or claims to have, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Effective Date of this Agreement, including, but not limited to:

4.1	any claims or actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notifications Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the New Jersey Law Against Discrimination and any other applicable state laws against discrimination;

4.2	any other claims of discrimination in employment (based on any federal, state or local law, statutory or decisional);

4.3	any claim arising out of the terms and conditions of Mr. Sanfilippo’s employment with Knight, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination;

4.4	any and all claims related to compensation of any kind, including but not limited to, bonuses, incentive payments, severance pay, separation pay, and vacation pay;

4.5	any and all claims for damages of any kind;

4.6	any and all claims arising out of the execution of this Agreement; or

4.7	any and all claims for attorney’s fees, costs, disbursements or the like.

4.8	Nothing in this agreement shall affect any rights to indemnification Mr. Sanfilippo may have under Knight’s by-laws, under any applicable law or any insurance policies that may be in effect.

5.	Mr. Sanfilippo agrees:

5.1	that he will not disclose, or use for his benefit or the benefit of any other person or entity, any information received from Knight or any of its affiliates which is confidential or proprietary or which constitutes trade secrets of Knight or its affiliates, and which: (i) has not been disclosed publicly by Knight or its affiliates, (ii) is otherwise not a matter of public knowledge, or (iii) is a matter of public knowledge but which he has reason to know became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information that has been developed by Knight or its affiliates and is unique to Knight or its affiliates, the unauthorized disclosure or use of which could reduce the value of such information to Knight or its affiliates. Such information also includes, without limitation, Knight or its affiliates’ client lists (to the extent such lists contain information other than the identity of clients), its trade secrets, any confidential information about (or provided by ) any client or prospective or former client of Knight or its affiliates, and any information referring or relating to legal, litigation or regulatory matters. Nothing set forth in this Paragraph shall be interpreted to prohibit Mr. Sanfilippo from disclosing any such information as may be required by law;

5.2	that he will keep confidential any written material, records and documents made by him or coming into his possession during the course of his employment with Knight, which contain or refer to any such proprietary, legal, litigation or regulatory related matters or any other confidential information as described in the proceeding paragraph and which: (i) has not been disclosed publicly by Knight and its affiliates, or (ii) is otherwise not a matter of public knowledge but which he has reason to know became a matter of public knowledge through an unauthorized disclosure. Nothing herein shall prevent Mr. Sanfilippo from retaining and utilizing his personal records, including copies of benefit plans and programs in which he retains an interest, desk calendars, or other personal office effects;

5.3	that he will continue to comply with Knight’s Policy Statement Regarding Confidential and Proprietary Information;

5.4	that he will keep secret and strictly confidential the existence and terms of this Agreement and further agrees not to disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone other than members of his immediate family, and/or his tax advisor or attorney, provided that those to whom he makes such disclosure agree to keep said information confidential and not disclose it to others. The foregoing shall not prohibit such disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement;

5.5	to give Knight timely and prompt written notice (in the manner provided for below) of the receipt of any request for information or subpoena, court order or other legal process seeking or compelling the disclosure of any of the above information and/or documents, so as to allow Knight reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure;

5.6	to provide reasonable cooperation with Knight and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which he was involved or of which he has knowledge as a result of his employment by or Board membership of Knight; and

5.7	to refrain from making any comments or statements to the press other than to say “I cannot comment” and to notify Knight’s General Counsel if you have been contacted by the press; and

5.8	to refrain from making any comments or statement to present or former employees of Knight and its affiliates, to any individual or entity with whom or which Knight or any of its affiliates has a business relationship, or to others, which could affect adversely the conduct of Knight’s business or its reputation or the conduct of business or the reputation of Knight’s parent or affiliates;

5.9	that until December 31, 2003, you will not, without the prior written consent of Knight, directly or indirectly solicit, encourage, or induce any employee of Knight or its affiliated entities to terminate his or her employment with Knight; and

5.10	that in the event you become employed or enter in to a consulting relationship with a competitor of Knight Trading Group, Inc. or its affiliates and subsidiaries, you will offer to resign immediately from the Board of Knight Trading Group, Inc.

6.	Mr. Sanfilippo represents and warrants that he has returned or will immediately return, to Knight all Knight property (including, without limitation, any and all Knight identification cards; card key passes; corporate credit cards; corporate phone cards; documents in any form, written or electronic; files; memoranda; keys and software) in Mr. Sanfilippo’s possession and has not, and will not, retain any duplicates or reproductions of such items. This provision shall not pertain to any documents that he may have or may obtain as a result of his Board membership. In addition, Mr. Sanfilippo need not return the Knight laptop that he has valued at approximately $1,100.

7.	In light of his role and service with the company since prior to the initial public offering, Mr. Sanfilippo shall have until August 1, 2006 to exercise the options granted to him on July 8, 1998, after which time such options shall expire. In accordance with terms set forth in Knight’s Employee Stock Option Agreement, any other vested options, including any options that may vest in June or July 2003, become fully exercisable upon the Termination Date indicated herein, and shall terminate three (3) months after the date of such termination of employment. Similarly Mr. Sanfillipo shall be entitled to receive any restricted stock that vests prior to August 1, 2003. Any unvested options or unvested restricted stock will expire on the Termination Date.

8.	This Agreement shall not become effective until the eighth day following its execution by Mr. Sanfilippo (the “Effective Date”). Mr. Sanfilippo shall have the right to revoke this Agreement for a period of seven days following the execution of this Agreement, by giving written notice of such revocation to Knight Securities L.P., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310, Attention: Joan Fader. This Agreement will expire if not executed by July 3, 2003.

9.	Mr. Sanfilippo acknowledges and warrants that:

9.1	the payments and benefits provided for by this Agreement exceed any thing of value to which he would otherwise be entitled under any Knight policy, plan, practice and/or procedure or pursuant to any prior agreement or contract between Mr. Sanfilippo and Knight;

9.2	he has had ample opportunity to consider the terms and provisions of this Agreement;

9.3	he has been advised by Knight to consult with an attorney of his choosing prior to executing this Agreement;

9.5	he has carefully read this Agreement in its entirety and fully understands the significance of all of its terms and provisions;

9.6	he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein; and

9.7	any breach of the provisions of Paragraphs “4”, “5”, or “6” by Mr. Sanfilippo shall be considered a material breach of this Agreement. In the event of such a breach (and in addition to any other legal or equitable remedy it may have), Knight shall be released from any obligation to make any payment under this Agreement and shall further be entitled to recover any damages and the reasonable costs and attorneys’ fees incurred in seeking relief for any such breach.

10.	All notices, requests, demands and other communications hereunder to Knight shall be in writing and shall be deemed duly given when delivered, either by hand, by facsimile or by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Knight may subsequently designate: Knight Securities L.P., 525 Washington Boulevard, 23rd Floor, Jersey City, New Jersey 07310, Attention: Joan Fader.

11.	If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of any other provisions of this Agreement, provided, however, that upon a finding by a court of competent jurisdiction that the release and covenant not to sue as provided for above is illegal and/or unenforceable, Mr. Sanfilippo shall be required to pay Knight all amounts paid to him by Knight.

12.	Mr. Sanfilippo represents and acknowledges that, in executing this Agreement, he has not relied upon any representation or statement not set forth herein.

13.	The terms of this Agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the State of New Jersey, excluding any conflict-of-laws rule or principle that might refer the governance of this Agreement to the law of another jurisdiction. The parties consent to the jurisdiction of the state courts of New Jersey for the resolution of any dispute, claim, or controversy arising or relating to this agreement.

14.	In the event of any dispute arising out of or relating to this Agreement or any breach hereof, the parties agree to submit to arbitration in accordance with the applicable rules of the American Arbitration Association. Any arbitration shall take place in Jersey City, New Jersey, and shall be final and binding on the parties.

15.	No provisions of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the parties hereto.

16.	This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements, or understandings between the parties hereto pertaining to the subject matter hereof.

/s/ Anthony M. Sanfilippo	SUBSCRIBED and SWORN to before me
Anthony M. Sanfilippo	this 27th day of June, 2003.

June 27, 2003 Date	/S/ PETER SILKOWITZ

NOTARY PUBLIC

/S/ KAREN DOEBLIN Knight Trading Group, Inc.	June 30, 2003 Date

Senior Vice President Title

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